UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 7, 2009 (August 4, 2009)

TECHTARGET, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-33472	04-3483216
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

117 Kendrick Street, Needham, MA 02494
(Address of Principal Executive Offices)   (Zip Code)

Registrant’s telephone number, including area code:  (781) 657-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement

On August 4, 2009, TechTarget, Inc. (the “Company”) entered into a Lease Agreement (the “Lease”) with MA-Riverside Project, L.L.C, (“Lessor”) pursuant to which the Company has agreed to lease approximately 87,875 square feet in Building One located at 275 Grove Street, Newton, Massachusetts (the “Leased Premises”). The Scheduled Completion Date for the Leased Premises is January 1, 2010. The commencement date will occur on the later of either (i) the Scheduled Completion Date or (ii) the day following the date on which the Leased Premises are “ready for occupancy”, as defined in the Lease (the “Commencement Date”). The Company intends to move all of its operations currently conducted at 117 Kendrick Street, Needham, Massachusetts to the Leased Premises. The term of the Lease expires 10 years from the Commencement Date (the “Initial Term”). The Company has been granted the option to extend the term for an additional five-year period.

The annual fixed rent payable by the Company from the Commencement Date through the first two years of the Initial Term is $31.00 per rentable square foot, with incremental increases of One Dollar ($1.00) per rentable square foot in each of the following three two-year periods, and an incremental increase of One and 50/100 Dollars ($1.50) for the final two years of the Initial Term. The Company is receiving certain rent concessions during the first two years of the Initial Term. The Lessor is obligated to perform all renovations and build-out, as well as absorb certain costs associated with the relocation of the Company’s operations and certain amenities on the premises and other ancillary obligations of the Company. The Company is providing a letter of credit to satisfy the security deposit obligation.

If the Company defaults in the performance of certain obligations under the Lease, including failure to timely pay rent obligations, the Lessor may terminate the Lease upon no less than five days notice and the Company will remain liable as provided in the Lease.

The foregoing is only a summary of the Lease and is qualified in its entirety by reference to the Lease, a copy of which is attached hereto as Exhibit 10.1 and is incorporated into this Item 1.01 by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TECHTARGET, INC.

Date: August 7, 2009	By:	/s/ ERIC SOCKOL
Eric Sockol
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.1	LEASE AGREEMENT BY AND BETWEEN MA-RIVERSIDE PROJECT, L.L.C., AS LANDLORD AND TECHTARGET, INC., AS TENANT